Exhibit 10.6

RESTATED AMENDMENT
TO THE KEYCORP EXECUTIVE
SUPPLEMENTAL PENSION PLAN

     WHEREAS, KeyCorp has established the KeyCorp Executive Supplemental Pension Plan (the “Plan”), a nonqualified plan of deferred compensation for a certain select group of KeyCorp employees, and

     WHEREAS, the Board of Directors of KeyCorp has authorized its Compensation Committee to permit amendments to the Plan, and

     WHEREAS, in conjunction with the enactment of the American Jobs Creation Act of 2004, the Compensation Committee of the Board of Directors of KeyCorp has determined it desirable to preserve those earned and vested Plan benefits of December 31, 2004 in accordance with the law in effect prior to the enactment of the American Jobs Creation Act of 2004, and accordingly, has authorized the freezing of the Plan to preserve Plan participants’ accrued and vested Plan benefits as of December 31, 2004 as well as the freezing of any additional credited service under the Plan as of December 31, 2004, and

     WHEREAS, to effectuate a simplified administration of those December 31, 2004 vested and frozen Plan benefits under the laws in effect prior to the enactment of the Act, as well as to comply with the requirements of the Act with regard to those participant Plan benefits that have not vested as of December 31, 2004, the Compensation Committee has accordingly directed the establishment of the KeyCorp Second Executive Supplemental Pension Plan.

     NOW, THEREFORE, pursuant to such action of the Compensation Committee, the Amendment to the Plan is hereby restated to clarify that in conjunction with the freezing of all additional accruals and credited service under the Plan as of December 31, 2004, all not vested participant supplemental pension benefits as of December 31, 2004 shall be transferred to and calculated under the provisions of the KeyCorp Second Executive Supplemental Pension Plan, as follows:

1.	A new Article X has been added to the Plan to provide the following:

“ARTICLE X AMENDMENT TO FREEZE

10.1 No New Accruals. As of January 1, 2005 the Plan shall be frozen with regard to all new accruals, deferrals, and contributions and with respect to any additional Participant Credited Service under the Plan after December 31, 2004 and all Participants’ Plan benefits that are earned and vested as of December 31, 2004 shall be administered in accordance with the terms of the Plan as frozen and with the requirements of the law in effect prior to the enactment of Section 409A of the Code. All not vested Participant supplemental pension benefits as of December 31, 2004 shall be transferred to and calculated in accordance with the requirements of the KeyCorp Second Executive Supplemental Pension Plan.”

2.	The amendment set forth in Paragraphs 1 shall be effective as of December 31, 2004.

3.	Except as otherwise amended herein, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, KeyCorp has caused this Restated Amendment to the Plan to be executed by its duly authorized officer on January 20, 2005, to be effective as of December 28, 2004.

KEYCORP

By: /s/ Thomas E. Helfrich

Title: Executive Vice President